EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-103163, 333-122559, 333-132888, 333-157416, 333-164640, 333-171824, 333-179249, 333-186214, 333-193731, 333-201862, 333-209093, 333-215790 and 333-222730 on Form S-8, and Registration Statement No. 333-213110 on Form S-3 of our report dated August 12, 2016, relating to the fiscal 2016 consolidated financial statements and consolidated financial statement schedule of Maxim Integrated Products, Inc. and its subsidiaries (collectively the “Company”), appearing in this Annual Report on Form 10-K of Maxim Integrated Products, Inc. for the year ended June 30, 2018.

/s/ Deloitte & Touche LLP
San Jose, California
August 17, 2018